Exhibit 10.1

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT dated as of July 3, 2008 (the "Agreement"), by and between SmartPros Ltd., a Delaware corporation, having its principal place of business at 12 Skyline Drive, Hawthorne, New York 10532 ("SmartPros") and Margaret Loscalzo, an individual, residing at 28 Riverside Avenue, Unit 11C, Red Bank, New Jersey 07701 ("Loscalzo").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Loscalzo owns one hundred (100) shares of the common stock (the "Stock") of Loscalzo Associates, P.A., a New Jersey professional corporation (the "Company"), which Stock represents all of the issued and outstanding shares of the capital stock of the Company; and

         WHEREAS, SmartPros wishes to acquire the Stock; and

         WHEREAS, Loscalzo wishes to sell the Stock to SmartPros.

         NOW, THEREFORE, the parties hereby agree as follows:

                                    ARTICLE I
                                    ---------

                              ACQUISITION OF STOCK

         1.01 CONVEYANCE OF INTERESTS. On the terms and subject to the conditions set forth herein, at the Closing (as defined below), Loscalzo will sell, assign and transfer the Stock to SmartPros free and clear of all liens and encumbrances of any kind or nature whatsoever, and SmartPros will acquire the Stock.

         1.02 TRANSFER OF INTERESTS. At the Closing, Loscalzo will deliver to SmartPros one or more certificates evidencing the Stock accompanied by stock powers executed in blank with respect to such Stock.

         1.03 DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the respective meaning assigned to such terms in EXHIBIT A hereto.

                                   ARTICLE II
                                   ----------

                             CONSIDERATION; CLOSING

         2.01 CONSIDERATION. The "Consideration" to be paid by SmartPros to Loscalzo for the Stock shall consist of (a) the "Fixed Price" (as defined below), plus or minus (b) the "Variable Price" (as defined below), which Fixed Price and Variable Price shall, respectively, be paid in the manner set forth herein.

         2.02 FIXED PRICE. The "Fixed Price" shall be equal to $3,500,000 and shall be paid in cash at Closing as follows: (a) $3,150,000 shall be paid to Loscalzo in immediately available funds by wire transfer to the account designated by Loscalzo and (b) $350,000 shall be paid to American Stock Transfer & Trust Company, LLC ("Escrow Agent") in immediately available funds by wire transfer to the account designated by the Escrow Agent, to be held in escrow, invested and distributed in accordance with the provisions of an escrow agreement in the form of EXHIBIT B hereto (the "Escrow Agreement"). Notwithstanding anything contained to the contrary in the Escrow Agreement, Loscalzo shall pay the administration and maintenance fee of $3,500 to the Escrow Agent and SmartPros and Loscalzo shall each pay 50% of all other fees, expenses and reimbursements due to the Escrow Agent under the Escrow Agreement.

         2.03     VARIABLE PRICE.

                  (a) The "Variable Price" shall be an amount equal to the Effective Time Net Assets (as defined below) and shall be determined and paid in accordance with the provisions of this Section 2.03. The parties hereby agree that in accordance with attached Schedule 2.03(a), the Effective Time Net Assets are estimated to be $869,566 (the "Estimated ETNA"), which amount shall be paid to Loscalzo at Closing in immediately available funds by wire transfer to the account designated by Loscalzo.

                  (b) Within ninety (90) days following the Closing Date, Loscalzo will deliver to SmartPros a statement (the "Net Assets Statement") setting forth in reasonable detail the Net Assets (as defined below) of the Company as of the Effective Time (the "Effective Time Net Assets").

                  (c) Within thirty (30) days after receipt of the Net Assets Statement, SmartPros shall inform Loscalzo whether it has any objections to the Net Assets Statement. Unless SmartPros delivers to Loscalzo within such thirty-day period a notice specifying in reasonable detail any objections to the Net Assets Statement, the Net Assets Statement shall be conclusive and binding on the parties hereto.

                  (d) If SmartPros delivers to Loscalzo a notice setting forth any such exceptions within such thirty-day period, SmartPros and Loscalzo shall promptly endeavor to resolve the matters set forth in such notice and if SmartPros and Loscalzo fail to reach an agreement with respect to such matters on or before the fifteenth day after receipt by Loscalzo of such notice, then, as to any matters in dispute, an independent public accounting firm jointly selected by the parties shall promptly make a determination of such matters as to which disagreement remains, which determination shall be conclusive and binding on the parties hereto. The fees of the public accounting firm shall be paid 50% by SmartPros and 50% by Loscalzo.

                  (e) If the Effective Time Net Assets as finally determined is more than the Estimated ETNA (the "Excess NA"), SmartPros will pay to Loscalzo, by wire transfer of immediately available funds, an amount equal to the Excess NA. If the Effective Time Net Assets as finally determined is less than the Estimated ETNA (the "Negative NA"), Loscalzo will pay to

SmartPros, by wire transfer of immediately available funds, an amount equal to the Negative NA. Any such payment will be made within ten (10) days after such final determination.

                  (f) "Net Assets" shall mean, as to the Company: (a) the sum of all cash, prepaid expenses, accounts receivable, work in process (consisting of unbilled amounts for services performed as of the Effective Time), security deposits and any other current assets; minus (b) all funded indebtedness, accounts payable, deferred revenue, the Vacation Accrual, (including payroll expense and payroll taxes), accrued expenses and all other current liabilities, all as determined in accordance with GAAP on a basis consistent with that used in preparing Schedule 2.03(a), except that Tax Liabilities or Tax overpayments shall not be taken into account (it being understood that Tax Liabilities or Tax overpayments shall be taken into account under and shall be governed exclusively by Section 6.02). For the avoidance of doubt, it is acknowledged and understood that Net Assets shall be determined solely for the Company as a separate entity, without regard to any consolidation which might otherwise be required under GAAP for 130 Monmouth, E.E. Equity and Loscalzo & Company, L.L.C.

         2.04 ADDITIONAL ADJUSTMENT TO CONSIDERATION. (a) After the Closing, the public accounting firm for SmartPros, Holtz Rubenstein Reminick LLP ("HRR"), will, at the sole cost and expense of SmartPros, audit the financial statements of the Company at December 31, 2007 and for the one year period then ended (the "2007 Audit Report"). If the Company's 2007 Adjusted Net Income (as defined below) is less than $1,449,580 (the "Target Amount"), then the Consideration shall be reduced by (i) the amount by which the 2007 Adjusted Net Income is less than the Target Amount, times (ii) three (the "Reduction Amount"). Loscalzo shall pay the Reduction Amount to SmartPros, by wire transfer of immediately available funds, within 10 (ten) days after such determination becomes final as provided below. The Company's 2007 Adjusted

Net Income shall be an amount equal to (i) the Company's income or loss before income taxes, determined on an accrual basis in accordance with GAAP, for the year ended December 31, 2007, (ii) increased by the amount of compensation paid to Loscalzo, William Loscalzo ("WL") and Loscalzo & Company, L.L.C. in 2007, including, but not limited to, all amounts paid as salary, bonuses, honoraria, consulting fees, professional fees and royalty payments (which are not required to be made after the Effective Time), as well as any amounts contributed to any retirement and/or profit sharing plans on behalf of and for the benefit of Loscalzo and/or WL, and (iii) disregarding any item of income or loss attributable to EE Equity. For the avoidance of doubt, it is acknowledged and understood that the Company's 2007 Adjusted Net Income shall be determined solely for the Company as a separate entity, without regard to any consolidation which might otherwise be required under GAAP for 130 Monmouth, E.E. Equity or Loscalzo & Company, L.L.C.

                  (b) Within ten (10) days of the completion of its calculation of the 2007 Adjusted Net Income, SmartPros, shall deliver a schedule to Loscalzo setting forth in reasonable detail the calculation of the Company's 2007 Adjusted Net Income. In the event the Company's 2007 Adjusted Net Income is purported to be less than the Target Amount, then within fifteen (15) days after receipt of such Schedule, Loscalzo shall inform SmartPros whether she has any objections to the adjustments made to the Company's 2007 net income as set forth in the 2007 Audit Report. Unless Loscalzo delivers to SmartPros within such fifteen-day period written notice specifying her objections in reasonable detail, SmartPros' calculation of the Company' 2007 Adjusted Net Income shall be deemed final and shall be conclusive and binding on the parties hereto.

                  (c) If Loscalzo delivers to SmartPros written notice setting forth her objections to its calculation of the Company's 2007 Adjusted Net Income within such fifteen-day period, SmartPros and Loscalzo shall promptly endeavor to resolve the matters set forth in such notice. If SmartPros and Loscalzo fail to reach an agreement with respect to such matters on or before the fifteenth day after receipt by SmartPros of such notice, then, as to any matters still in dispute, an independent public accounting firm jointly selected by the SmartPros and Loscalzo shall promptly make a determination of such matters as to which disagreement remains, which determination shall be conclusive and binding on the parties hereto; PROVIDED, HOWEVER, such independent public accounting firm shall have no authority over the determination of the Company's 2007 net income as set forth in the 2007 Audit Report. The fees of the public accounting firm shall be paid 50% by SmartPros and 50% by Loscalzo.

         2.05 CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Morse, Zelnick, Rose & Lander LLP, 405 Park Avenue, New York, NY 10022 at 9:00 A.M. on July 3, 2008, or at such other place, later date or time as shall be mutually agreed upon by the parties (such date or such other agreed upon time and later date is called the "Closing Date"). Regardless of when the Closing Date occurs, the Closing shall for all purposes of this Agreement be deemed to become effective as of the Effective Time, such that all adjustments to the Consideration contemplated by Section
2.03 based on the Estimated EDNA and the Net Assets Statement shall be made as of the Effective Time, and not as of the Closing Date, and all operations of the Company for the period from and after the Effective Time until the Closing occurs shall be for the account and benefit, and at the expense, of SmartPros and not Loscalzo. Consistent with the foregoing, as between SmartPros and Loscalzo, all cash receipts collected by the Company after the Effective Time but prior to Closing and all revenues earned by the Company for services rendered after the Effective Time but prior to the Closing Date shall be for the account of SmartPros, and all accounts payable and other operating expenses incurred in respect of the period from the Effective Time though the Closing Date (including Taxes on income earned after the Effective Time) shall be the responsibility of SmartPros.


                                  ARTICLE III
                                  -----------

                   REPRESENTATIONS AND WARRANTIES OF LOSCALZO

         Loscalzo hereby represents and warrants to and agrees with SmartPros, as follows:

         3.01 OWNERSHIP. As of the date hereof, Loscalzo is the record and beneficial owner of the Stock. The Stock represents 100% of the issued and outstanding shares of the capital stock of the Company.

         3.02 NO LIENS. The Company Stock is owned by Loscalzo free and clear of all liens, charges, encumbrances and restrictions (except for the action required by Section 6.09 hereof) of any kind and nature whatsoever and none of the Company Stock is subject to any agreement whatsoever with respect to the voting, sale or pledge thereof or any like matter, nor has any proxy been granted to any Person with respect to the Company Stock.

         3.03 AUTHORIZATION OF AGREEMENT. This Agreement has been duly and validly executed and delivered by or on behalf of Loscalzo and constitutes a valid obligation of Loscalzo, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors' rights generally and by general equity principles. No consent, authorization or approval of, exemption by, or (except as contemplated by Section 6.09) filing with any Governmental Entity is required to be obtained or made by Loscalzo in connection with the exe-cution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         3.04 NO CONFLICT. The performance of this Agreement by Loscalzo and the consummation of the transactions contemplated hereby will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, (a) any material contract or other agreement or instrument to which Loscalzo is a party, (b) the Certificate of Incorporation or Bylaws of the Company, or (c) assuming the timely and proper filing of the certificates refered to in Section 6.09, any law, order, rule, regulation, writ, injunction or decree applicable to Loscalzo.

         3.05 INTERESTS IN PROPERTY OR ACTIVITIES OF THE COMPANY. Except as set forth on Schedule 3.05, Loscalzo does not have any (direct or indirect) interest
(a) in any property, real or personal, tangible or intangible used in the business of the Company, or (b) in any Person which conducts business with the Company.

         3.06 TAX MATTERS. Loscalzo is not a "foreign person" within the meaning of Section 1445 of the Code or the U.S. Treasury regulations promulgated thereunder.


                                   ARTICLE IV
                                   ----------
                         REPRESENTATIONS AND WARRANTIES
                    OF LOSCALZO WITH RESPECT TO THE COMPANY

         Loscalzo hereby represents and warrants to and agrees with SmartPros that:

         4.01 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has full power and authority to conduct its business as it is now conducted and to own or lease and operate the assets and properties now owned or leased and operated by the Company, and is duly qualified to do business and is in good standing in each jurisdiction in which the na-ture of its business or the character of its properties requires such qualification, except where the failure to so qualify would not have a material adverse effect on the Company or its operations.

         4.02 CAPITALIZATION OF THE COMPANY; OPTIONS, ETC. The Company does not have outstanding: (a) any options, warrants or other rights to purchase, acquire or convert into, any equity interest in the Company; or (b) any other agreement or right (preemptive, contractual or otherwise) to issue or sell any such equity interests.

         4.03 SUBSIDIARIES. Except as set forth on Schedule 4.03, the Company does not own any equity interest, directly or indirectly, in any corporation, company, partnership, trust, joint venture or other entity.

         4.04 AUTHORIZATIONS AND CONSENTS. No consent, authorization or approval of, exemption by, or (except for the filing of Stub Period Tax Returns as contemplated by Section 6.02 and the filing of the certificates contemplated by
Section 6.09) filing with any Governmental Entity is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         4.05 ORGANIZATIONAL DOCUMENTS. Schedule 4.05 contains a true and correct copy of the Certificate of Incorporation and the By-laws of the Company, each as in effect on the date hereof.

         4.06 ACCOUNTS RECEIVABLE. (a) All accounts receivable and work in process to be included in the Effective Time Net Assets (the "Included Receivables") arose and/or will arise from bona fide transactions in the ordinary course of business. All trade accounts receivable are by their terms generally due within thirty (30) days after being invoiced by the Company. All Included Receivables are expected to be collected in full within one hundred eighty (180) days after Closing. SmartPros shall use reasonable efforts to effect the collection of the Included Re-ceivables, including regular periodic billing and follow-up collection by SmartPros' collection staff consistent with SmartPros' customary practices. Reasonable collection efforts shall not include referral to a collection agency or institution of legal proceedings. Where the Company shall have an account receivable outstanding from a client both with respect to services rendered prior to the Effective Time and with respect to services rendered after the Effective Time, any collections received from such client after the Effective Time shall be applied as designated by such client in the payment or in any memorandum or other writing accompanying the payment, and in the absence of such designation to the oldest then outstanding account receivable from such client. SmartPros shall provide Loscalzo, not less frequently than monthly, with updated collection reports in respect of the Included Receivables, so that Loscalzo may monitor collections and, in her reasonable discretion, initiate follow-up contacts and otherwise participate in collection efforts with respect to clients who have past due outstanding balances.

                  (b) If the amount of Included Receivables determined for purposes of the adjustment required by Section 2.03(e) (the "Final Receivables Balance") exceeds the actual amount collected by SmartPros or the Company with respect to the Included Receivables within one hundred eighty (180) days after the Closing Date (such excess referred to as the "Uncollected Receivables"), Loscalzo shall pay to SmartPros, by wire transfer of immediately available funds, an amount equal to the Uncollected Receivables. If the actual amount collected by SmartPros or the Company with respect to the Included Receivables within one hundred eighty (180) days after the Closing Date exceeds the Final Receivables Balance (such excess referred to as the "Excess Collections"), SmartPros shall pay to Loscalzo, by wire transfer of immediately available funds, an amount equal to the Excess Collections. Any amount payable under this
Section  4.06(b)  will
be paid within ten (10) days after such determination. Excess Collections shall not include interest, penalties or any late charges applied to the Included Receivables after July 1, 2008.

                  (c) In the event that SmartPros or the Company shall receive additional collections with respect to Included Receivables after the payment of Uncollected Receivables or Excess Collections in accordance with Section 4.06(b), SmartPros shall pay such additional collections to Loscalzo, by wire transfer of immediately available funds, within fifteen (15) days after such amounts are collected. At Loscalzo's request made at any time on or after
February  1,  2010,  SmartPros  shall  assign  to  Loscalzo,  for no  additional consideration,  any  remaining  outstanding  uncollected  Included  Receivables, together with all relevant documents reasonably necessary for effecting collection.

         4.07 COMPLIANCE WITH LAW. The operation by the Company of its business and the use and occupancy of its assets and properties is in compliance in all material respects with, and not in violation in any material respect of, applicable Laws to which the Company or its assets are subject. The Company has obtained and adhered in all material respects to the requirements of any government Permits necessary to the operation of its business, a list of all of such Permits being set forth on Schedule 4.07.

         4.08 ABSENCE OF CERTAIN EVENTS. (a) Except as set forth on Schedule 4.08(a), since December 31, 2007, the Company has not:

                  (i) incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice;

                  (ii) sold, assigned or transferred any of its assets or properties except in the ordinary course of business consistent with past practice;

                  (iii) created, incurred, assumed or guaranteed any indebtedness for money borrowed (other than in the ordinary course of business consistent with past practice), or mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance any of its assets or properties;

                  (iv) amended or terminated any material contract, commitment or agreement to which it is a party or by which it is bound, or canceled, modified or waived any material debts or claims held by it, in each case other than in the ordinary course of business consistent with past practice, or waived any rights of substantial value, whether or not in the ordinary course of business; or

                  (v) entered into any material transaction or operated other than in the ordinary course of business consistent with past practice,

         (b) Except as set forth on Schedule 4.08(b), since June 30, 2008, the Company has not made any payments, including salary, bonus, honoraria, royalties, repayment of loans or distributions, to, on behalf of or for the benefit of, Loscalzo, WL and Loscalzo & Company L.L.C. or their respective affiliates, except for payment of any liability included in the determination of the Effective Time Net Assets.

         4.09 TAXES AND TAX RETURNS.

              (a) The Company has: (i) timely filed all Tax Returns required to be filed by it through the Closing Date with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed (giving effect to all extensions), and such Tax Returns were true and complete;
(ii) timely paid or caused to be paid all Taxes required to be paid through the date hereof and as of the Closing Date (whether or not shown due on any Tax Return); and (iii) except as set forth on Schedule 4.09(a), not requested or caused to be filed or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

              (b) Except as otherwise set forth on Schedule 4.09(b), since January 1, 2000, the Company has not been notified that either the IRS or any other Governmental Entity has raised any issues in connection with any Tax Return of the Company or relating to Taxes. There are no pending Tax audits and no currently outstanding requests, agreements or waivers to extend the statutes of limitations with respect to the Company.

              (c) The Company has complied in all material respects with all applicable Laws relating to the collection, withholding and payment of Taxes (such as required to have been withheld and paid in connection with amounts paid or owing to any employee).

              (d) Except as set forth on Schedule 4.09(d), no claim has ever been made by any Governmental Entity in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

              (e) Except for accounts receivable and work in process, the Company is not required to include in income during a taxable period that ends after the Effective Time any income that economically accrued prior to the Effective Time by reason of the installment method of accounting, open transaction reporting, the completed contract method of accounting or otherwise.

              (f) Schedule 4.09(f) lists all the jurisdictions in which the Company currently files Tax Returns or pay Taxes.

              (g) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Company.

              (h) The Company has not made any payments, and is not obligated to make any payments in connection with the transactions contemplated by this Agreement, that would be excess parachute payments within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Tax Law).

              (i) The Company has not entered into, or otherwise participated (directly or indirectly) in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b).

         4.10 PATENTS, TRADEMARKS, COPYRIGHTS, ETC. The Company owns or validly licenses all Intellectual Property Rights utilized in and necessary to the conduct of its business as currently being conducted (the "Company Rights").
Schedule 4.10(a) contains a complete and correct list of all Company Rights (except for paid-up licensed copies of standard, non-customized office software such as word processing, contact management, database management, presentation, and internal bookkeeping programs) including, where applicable, the registered and beneficial owner and the expiration date thereof. Except as specifically set forth as Schedule 4.10(b), the Company is not required to pay any royalties, fees or other charges in connection with its use of any Company Rights. To Loscalzo's knowledge, the conduct of the business of the Company as currently conducted does not infringe upon the valid Intellectual Property Rights of others in any way.

         4.11 LEGAL PROCEEDINGS, ETC. There are no claims, actions, suits, proceedings, arbitrations or investigations, either administrative or judicial, pending or, to Loscalzo's knowledge, threatened by or against the Company, or affecting its business or any of its assets or properties, or specifically relating to the transactions contemplated by this Agreement, at law or in equity or otherwise, before or by any Governmental Entity.

         4.12 REAL PROPERTY LEASES.  The Company does not own any real property.
Schedule 4.12 sets forth all real property leases under which the Company is a lessee. All such leases are valid and binding, and are in full force and effect; there are no existing material defaults by the Company thereunder; and to Loscalzo's knowledge no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a material default thereunder by the Company.

         4.13 CONTRACTS AND COMMITMENTS. Except as listed on Schedule 4.13, the Company is not a party to any:

              (a) Contract or Contracts for the borrowing of money or for a guarantee, pledge or undertaking of the indebtedness of any other person;

              (b) Contract limiting or restraining in any respect the Company or Loscalzo from engaging or competing in any lines of business or with any person;

              (c) employment or consulting Contract;

              (d) Contract to perform services by the Company involving receipt by the Company of an amount in the aggregate in excess of $25,000 (it being understood, however, that final pricing for individual program and seminar Contracts depends on the actual number of attendees who sign up for and attend the applicable program or seminar, which will not be confirmed until after the program or seminar has occurred);

              (e) Lease relating to personal property involving annual payments by or to the Company in excess of $10,000;

              (f) Contract with any labor union; or

              (g) any other Contract material to the operation of the business of the Company or entered into otherwise than in the ordinary course of business.

              With respect to each of the Contracts listed on any Schedule to this Agreement, including, but not limited to, the leases set forth on Schedule 4.12, to Loscalzo's knowledge: (i) such Contract is valid and enforceable in accordance with its terms, except (A) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (B) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (C) insofar as indemnification and contribution provisions may be limited by applicable law or public policy relating thereto; and (ii) the Company is in compliance with the provisions thereof in all material respects. The transactions contemplated by this Agreement, will not (i) result in the automatic termination of any Contract listed on any Schedule to this Agreement, (ii) result in the automatic amendment of any of the terms of any such Contract or (iii) give rise to a right in any party to unilaterally amend the terms of, or terminate, any such Contract. True and correct copies of the Contracts set forth on Schedule 4.13 have been provided to SmartPros.

         4.14 EMPLOYEE BENEFITS.

              (a) Schedule 4.14(a) contains a true, correct and complete list of Employee Benefit Plans (collectively, the "Employee Plans") with respect to which the Company is obligated to contribute or has or has had any actual or potential Liability at any time during the six-year period ending on the Closing Date. Any Employee Plan which is intended to meet the qualification requirements of Section 401(a) of the Code is noted on Schedule 4.14(a).

              (b) With respect to each Employee Plan:

                  (i) (A) all required, declared or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to, or as of, the date hereof have been properly paid and (B) the Company has not made and does not intend to make any contribution for 2008 to the Loscalzo Associates, P.A. Profit Sharing Plan (the "Plan"), which contribution would in any event be wholly at the Company's discretion;

                  (ii) there is no unfunded actual or unfunded potential Liability relating to such Employee Plan as of the Closing Date;

                  (iii) no Proceedings (other than routine claims for benefits) are pending or threatened against or relating to any Employee Plan or any fiduciary thereof, and to Loscalzo's knowledge there is no basis for any such Proceeding against any Employee Plan;

                  (iv) except as may be required under Laws of general application, no Employee Plan obligates any Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other "welfare-type" benefits;

                  (v) the Company has never maintained or been obligated to contribute to a "multiemployer plan" (as defined in Section 3(37) of ERISA), a "multiple employer plan" (as defined in Section 413 of the Code) or a "defined benefit pension plan" (as defined in Section 3(35) of ERISA);

                  (vi) each Employee Plan has been established and operated for the exclusive benefit of the participants and beneficiaries of such Employee Plan; and

                  (vii) the Company has not made or agreed to make, and is not required to make (in order to bring any Employee Plan into compliance with ERISA, the Code or any applicable Law), any changes in benefits that would materially increase the costs of maintaining any Employee Plan.

              (c) With respect to each Employee Plan:

                  (i) such Employee Plan has in all material respects been established, maintained, operated and administered in accordance with its terms and in compliance with ERISA, the Code and other applicable Laws (including with respect to reporting and disclosure);

                  (ii) neither the Company nor, to Loscalzo's knowledge, any other "disqualified person" or "party in interest" (as such terms are defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to such Employee Plan, has breached their fiduciary duties under ERISA or engaged in a prohibited transaction that could subject any of the foregoing Persons to any material Tax or penalty imposed under Section 4975 of the Code or
Section 502(i), (j) or (1) of ERISA;

                  (iii) any Employee Plan that is intended to be "qualified", within the meaning of Section 401(a) of the Code, meets, to Loscalzo's knowledge, all requirements for qualification under Section 401(a) of the Code and the regulations thereunder. With respect to each such qualified Employee Plan, the IRS has issued either (i) a favorable determination or (ii) a favorable opinion letter if such Employee Plan is a prototype plan; and, to the knowledge of Loscalzo, no matter exists which would adversely affect the qualified status of such Employee Plan and any related trust;

                  (iv) each Employee Plan that is subject to the requirements of the Consolidated Omnibus Budget Reconciliation of 1985 ("COBRA") and the Health Insurance Port-ability and Accountability Act of 1996, as amended, and any rules or regulations promulgated thereunder ("HIPAA") has been maintained in compliance with COBRA and HIPAA, including all notice requirements, in all material respects, and no Tax payable on account of Section 4980B or any other section of the Code has been or is expected to be incurred;

                  (v) each Employee Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements and each program of benefits for which employee contributions are provided pursuant to elections made under such Employee Plan meets the requirements of the Code applicable thereto;

                  (vi) to Loscalzo's knowledge, there has not been any act or omission by any Company that has given rise to or could give rise to any fines, penalties or related charges under ERISA or the Code for which the Company could be liable;

                  (vii) the Company has the right under the terms of each applicable Employee Plan and under applicable Law to amend, revise, merge or terminate such plan (or participation in such plan by the Company) or transfer the assets of such plan to another arrangement, plan or fund at any time exclusively by action of the Company, and no additional contributions would be required to properly effect such termination;

                  (viii) the execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (1) entitle any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company to severance pay, unemployment compensation or any other payment, or (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual, except that the termination of the Plan as contemplated by Section 6.07(f) will cause any existing unvested account balances of plan participants to fully vest; and

                  (ix) the Company does not have any duty or obligation to indemnify or hold another Person harmless for any liability attributable to any acts or omissions by such Person with respect to any Employee Plan.

         4.15 EMPLOYEES. Set forth on Schedule 4.15 is a complete and accurate list of the names, social security numbers, dates of hire, annual wages or hourly wage rates (including 2008 raises), as the case may be, and job descriptions of all present employees of the Company who are in active employment (whether full-time or part-time) on the date hereof. An employee shall be considered "in active employment" if he or she performs services or is on vacation or authorized leave on the date hereof.

         4.16 INSURANCE. Schedule 4.16 contains a true and complete list of all policies of liability, theft, fidelity, business interruption, life, fire, errors and omissions, workers compensation, health and other material forms of insurance held by the Company (specifying the insurer, amount of coverage, type of insurance, policy number, scope (including an indication of whether the coverage was on claims made, occurrence or some other basis (and if on a claims made basis, a description of any retroactive premium adjustments), and any material pending claims thereunder.

         4.17 CERTAIN PAYMENTS. Except as set forth on Schedule 4.17, none of the Company, Loscalzo or, to Loscalzo's knowledge, any other officer, director, manager, or any employee, agent or other Person acting on behalf of the Company has, directly or indirectly, given or agreed to give any money, gift, contribution, bribe, rebate, payoff, influence payment, kickback or similar benefit, to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Entity or other Person who was, is, or may be in a position to help or hinder the business or the Company (or assist in connection with any actual or proposed transaction) that (a) could subject any Company to any damage or penalty in any Proceeding, (b) if not given in the past, would have resulted in a loss of business to the Company, or (c) if not continued in the future, could reasonably be expected to result in a loss of business to the Company. There is not now, and there has never been, any employment by the Company of, or beneficial ownership in any Company by, any official of any Governmental Entity in any jurisdiction in which the Company has conducted or proposes to conduct business.

         4.18 PRACTICE OF ACCOUNTING. The Company is registered as a public accounting firm with the state boards of accountancy in New Jersey, New York and Pennsylvania. The Company has never engaged in audit, tax or attest services and has never issued a report (including any compilation, review or audit report) on the financial statements of any Person nor has it ever prepared a tax return for any Person.

         4.19 FINDER. There is no firm, corporation, agency or other person or entity that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Company or any of its directors, officers or employees or their respective affiliates.

                                    ARTICLE V
                                    ---------

                   REPRESENTATIONS AND WARRANTIES OF SMARTPROS

         SmartPros hereby represents and warrants to Loscalzo as follows:

         5.01 ORGANIZATION AND GOOD STANDING. SmartPros is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as is now being conducted and to own or lease and operate the assets and properties owned or leased and operated by it and is duly qualified to do business and is in good standing in the State of New York.

         5.02 AUTHORITY AND COMPLIANCE. SmartPros has full corporate power and authority to execute and deliver this Agreement and the related transaction documents referenced in this Agreement. The consummation and performance by SmartPros of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and other proceedings. This
Agreement has been duly and validly executed and delivered on behalf of SmartPros and constitutes a valid obligation of SmartPros, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors' rights generally and by general equity principles. No consent, authorization or approval of, exemption by, or filing with, any Governmental Entity, lender or other Person is required to be obtained or made by SmartPros in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         5.03 FINDER. There is no firm, corporation, agency or other person or entity that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with SmartPros or any of its directors, officers or employees or their respective affiliates.

         5.04 FUNDING. SmartPros has available all necessary funds to pay in full the Consideration due and payable at Closing, and the consummation of the transactions contemplated by this Agreement is not contingent or dependent on SmartPros' obtaining financing or funding, or a commitment for financing or funding, from any third party. SmartPros is solvent and able to pay its debts and perform its obligations as and when they become due, and the consummation of the transactions contemplated by this Agreement will not render SmartPros insolvent or unable to pay its debts or perform its obligations as and when due.

         5.05 INVESTMENT. SmartPros is acquiring the Stock for its own account for investment purposes only and not with a view to, or for sale in connection with, any distribution within the meaning of the Securities Act of 1933, as amended, and the accompanying rules and regulations. SmartPros understands that the Stock has not been registered and may be subject to restrictions against further resale or transfer in the absence of registration or an available exemption from registration.

                                   ARTICLE VI
                                   ----------

                                    COVENANTS

         6.01 CONDUCT OF BUSINESS UNTIL CLOSING DATE. Loscalzo hereby covenants and agrees with SmartPros that from and after the Effective Time until the Closing Date, she will cause or has caused the Company to:

              (a) operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, to (i) preserve its present business organization intact, (ii) use its reasonable efforts to keep available the services of its present officers and significant employees, and
(iii) use its reasonable efforts to preserve the present business relationships with customers, suppliers, and others having business dealings with them; PROVIDED, HOWEVER, no payments of any kind (whether for compensation, loans payable, distributions or otherwise) shall be made, for the benefit of or on behalf of Loscalzo, WL or Loscalzo & Company, L.L.C. or any of their affiliates other than any payment of any liability included in the determination of the Effective Time Net Assets;

              (b) maintain for the Company the ownership of and/or the right to use the Company Rights and maintain in full force and effect insurance with responsible companies comparable in amount, scope and coverage to that in effect on the date of this Agreement;

              (c) maintain its books, records and accounts in the usual, regular and ordinary manner on a basis consistent with prior periods;

              (d) duly comply in all material respects with all laws known to be applicable to the Company and material to the conduct of its business; and

              (e) perform all of its material obligations without default unless being contested in good faith.

         6.02 TAX RETURNS.

                  (a) FILING OF CERTAIN TAX RETURNS AFTER CLOSING DATE.

                  (i) Loscalzo shall prepare, or cause to be prepared, a draft of each Tax Return required to be filed by or with respect to the Company after the Closing Date for Tax Periods ending on or before the Closing Date, including any Stub Period ("Pre-Closing Returns"). For the avoidance of doubt, it is acknowledged and understood that the Pre-Closing Returns to be prepared by Loscalzo after the Closing Date shall include, without limitation, Forms 1120 for (A) the full 12-month taxable year ending December 31, 2007 and (B) a Stub Period ending on the Closing Date. Loscalzo's draft of any Pre-Closing Return shall be submitted by her to SmartPros (together with copies of all schedules, statements, work papers and supporting documentation) at least thirty (30) days prior to the due date for the filing of the Pre-Closing Return. At the reasonable request of Loscalzo for any extension for the filing of a Pre-Closing Return, SmartPros shall not unreasonably withhold consent or refuse to file for the extension. Loscalzo shall have the final and exclusive authority to determine all reporting positions on Pre-Closing Returns,

PROVIDED THAT (x) SmartPros shall have a reasonable opportunity to review and comment on Pre-Closing Returns, and (ii) Loscalzo's determinations shall be made in good faith and in accordance with Section 6.02(a)(v). The final version of each Pre-Closing Return shall be executed by an appropriate officer of the Company at the direction of SmartPros and filed by the Company with the applicable Taxing Authority. The Company shall remit (or cause to be remitted) any Taxes payable by the Company in respect of each Pre-Closing Return, directly to the applicable Governmental Entity, subject to adjustment in accordance with
Section 6.02(a)(iv) (to reflect the agreed-upon sharing of Tax liability for such Pre-Closing Return between Loscalzo and SmartPros).

                  (ii) SmartPros shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for Tax Periods ending after the Closing Date, including all Tax Returns for any Straddle Period.

                  (iii)  Any  Tax  Return  required  to be  filed  by  SmartPros relating to any Straddle Period ("Straddle Return") shall be submitted (together with copies of all schedules, statements, workpapers and supporting documentation) to Loscalzo at least thirty (30) days prior to the due date for the filing of such Straddle Return. Loscalzo shall have a reasonable opportunity to review and comment upon each Straddle Return prior to its filing. SmartPros shall have the final and exclusive authority to determine all reporting positions on Straddle Returns, PROVIDED THAT such determinations shall be made in good faith and in accordance with Section 6.02(a)(v). SmartPros shall cause the completed Straddle Returns to be executed and filed with the appropriate Governmental Entities. The Company shall remit (or cause to be remitted) any Taxes payable by the Company in respect of each Straddle Return, directly to the applicable Tax-ing Authority, subject to adjustment in accordance with Section 6.02(a)(iv) (to reflect the agreed-upon sharing of Tax Liability for such Straddle Return between Loscalzo and SmartPros).

                  (iv) At least five (5) business days prior to the filing of a Pre-Closing Return or Straddle Return, an amount equal to the (A) the Tax Liability, if any, which is attributable to the period ending at or before the Effective Time (the "Pre-Effective Time Period"), determined in accordance with
Section 6.02(b), shall be payable by Loscalzo to SmartPros, and (B) the Tax overpayment, if any, which is attributable to the Pre-Effective Time Period, determined in accordance with Section 6.02(b), shall be payable by SmartPros to Loscalzo. If Loscalzo and SmartPros are unable to agree on the amount payable under this Section 6.02(a)(iv) within (10) business days after they have started good faith discussions, any unresolved dispute shall be promptly submitted to and determined by an independent accounting firm jointly selected by SmartPros and Loscalzo, with such determination being final and binding. The fees of such independent accounting firm shall be allocated 50% to Loscalzo and 50% to SmartPros.

                  (v) Any Pre-Closing Return or Straddle Return shall be prepared in a manner consistent with past Tax accounting practices used with respect to the Tax Return in question to the extent supported by applicable Law and without a change of any election or accounting method.

                  (vi) Any amended Tax Return or claim for Tax refund ("Amended Return") for any Pre-Closing Period shall be filed, or caused to be filed, solely by Loscalzo, and any Amended Return for a Straddle Period shall be filed, or caused to be filed, solely by SmartPros; PROVIDED, HOWEVER, that any such Amended Return shall be subject to all of the provisions set forth in this
Section 6.02(a) applicable to the Tax Return being amended (as if such Amended Return constituted the filing of an original Tax Return); PROVIDED FURTHER, HOWEVER, that no such

Amended Return shall be filed by Loscalzo or SmartPros without the prior written consent of the other party, which consent shall not be unreasonably withheld. None of SmartPros or any affiliate of SmartPros shall file or shall cause or permit the Company to file any Amended Return for any Pre-Closing Period without the prior written consent of Loscalzo, which consent may be withheld in her sole discretion.

              (b)   APPORTIONMENT  OF  TAX  LIABILITIES   BETWEEN  LOSCALZO  AND
SMARTPROS.

                  (i) To the extent permitted or required by law or administrative practice, the Tax Period of the Company which includes the Closing Date shall be treated as closing as of 11:59 p.m. on the Closing Date; provided, however, that all transactions not in the ordinary course of business actually occurring after the Closing shall be reported on SmartPros' consolidated federal income Tax Return to the extent permitted by ss.1.1502-76(b)(1)(ii)(B) of the Treasury Regulations and shall be similarly reported on other Tax Returns of SmartPros or its affiliates to the extent permitted by Law.

                  (ii) For purposes of computing the amount payable referred to in Section 6.02(a)(iv), the Tax Liability or Tax overpayment allocable to the Pre-Effective Time Period shall be determined by using an "interim closing-of-the-books" method AS IF the Company's Tax Period had ended at the Effective Time (using the cash method of accounting for all income and franchise tax purposes), even though applicable Laws or administrative practice require such Company's Tax Period to close as of some other date, and by assuming that any estimated Tax payments or overpayments applied from previous Tax Periods are allocated entirely to the Pre-Effective Time Period; PROVIDED, HOWEVER, that AD VALOREM or other taxes not based on income or receipts, such as personal property Taxes or "minimum" state or local franchise or income Taxes, shall be apportioned on a daily basis. SmartPros shall not make a "ratable allocation" election under ss.1.1502-76(b)(2)(ii) of the Treasury Regulations.

                  (iii) Notwithstanding the provisions of Section 9.01 (relating to indemnification by Loscalzo), Loscalzo shall not be liable to any Indemnified Party for (x) any Taxes or related Losses attributable to a breach of SmartPros' covenants in Section 6.02(e), or (y) any Taxes or related Losses attributable to the period (if any) between the Effective Time and the Closing Date (determined in accordance with the principles of Section 6.02(b)(i) and (ii)), PROVIDED THAT such Taxes or related Losses do not result from a breach of any of the representations, warranties, covenants or agreements made by Loscalzo in this Agreement, or (z) any Taxes incurred as a result of SmartPros' or its affiliates' failure to cause the Company to timely file or have filed on its behalf any Tax Return which SmartPros is required to cause the Company to file pursuant to the terms of this Agreement, PROVIDED THAT Loscalzo has complied in all material respects with any covenants relating to the preparation of such Tax Returns set forth in this Section 6.02.

              (c) CERTAIN TAX REFUNDS.

                  (i) Any Tax refund (including any interest in respect of the refund) received by or on behalf of the Company with respect to a Pre-Effective Time Period, and any amounts credited against Tax of the Company with respect to a Pre-Effective Time Period to which SmartPros or the Company becomes entitled (including by way of any Amended Returns), shall be for the account of Loscalzo, except to the extent that such refund or credit was included in the finally-determined Effective Time Net Assets Statement, in which case such refund or credit shall be for the account of SmartPros.

                  (ii) Any Tax refund (including any interest in respect of the refund) received by Loscalzo or the Company with respect to a period ending after the Effective Time, and any amounts credited against Tax with respect to such period to which Loscalzo or the Company becomes entitled (including by way of any Amended Return), shall be for the account of SmartPros.

                  (iii) For purposes of this Section 6.02(c), whenever a refund or credit must be apportioned between Loscalzo and SmartPros, such refund or credit shall be apportioned in accordance with the principles of Section 6.02(b).

              (d) ASSISTANCE AND COOPERATION ON TAX MATTERS. After the Closing, Loscalzo and SmartPros shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 6.02 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

              (e) NO SECTION 338 ELECTION. SmartPros shall not make any election under Section 338 of the Code or any similar provision of state or local Law.

         6.03 EMPLOYMENT AGREEMENTS. At the Closing, (a) Loscalzo shall enter into an employment agreement with SmartPros in substantially the form annexed hereto as Exhibit D-1 (the "Loscalzo Employment Agreement") and (b) WL shall enter into an employment agreement with SmartPros in substantially the form annexed hereto as Exhibit D-2 (the "William Employment Agreement") (collectively the "Employment Agreements").

         6.04 COVENANT NOT TO COMPETE. Loscalzo and WL each acknowledge that, as of the date hereof: (a) the Company is engaged in the business of developing and providing educational programs for the accounting, engineering, legal and other professions, various market segments, such as financial services, insurance and pharmaceuticals, and compliance and ethics programs for the general corporate market (the "Competitive Business"); (b) the Competitive Business is currently conducted, or proposed to be conducted, throughout the United States (the "Restricted Area"); and (c) the agreements and covenants contained in this
Section 6.04 are essential to protect the business and goodwill of the Company which business and goodwill are being acquired by SmartPros hereunder in exchange for the Consideration. Accordingly, each of Loscalzo and WL agrees that for a period of ten (10) years from and after the Closing Date (the "Restricted Period"), she or he will not, directly or indirectly, in the Restricted Area, otherwise than as an employee of or consultant to the Company: (x) engage or participate in the Competitive Business; (y) enter the employ of, or render any services (whether or not for a fee or other compensation) to, any person or entity engaged in the Competitive Business; or (z) acquire an equity interest in any person engaged in the Competitive Business; provided that Loscalzo and WL may each own, directly or indirectly, solely as a passive investment, not more than five (5%) percent of the outstanding securities of any company traded on any national securities exchange or on the National Association of Securities Dealers Automated Quotation System. Notwithstanding the foregoing, neither Loscalzo nor WL shall be deemed to be engaging in a Competitive Business during the Restricted Period by (i) teaching accounting or accounting-related subject matter or performing accounting-related research or writing at a college, university or other secondary level educational institution, (ii) writing occasional articles on the topic of accounting or related subject matter for dissemination in journals, magazines and other media intended for general circulation or circulation within the accounting profession generally, or (iii) practicing traditional accounting, including the rendering of audit and attest services, tax and forensic accounting, and related consulting services; PROVIDED, HOWEVER, being employed or retained by an academic institution or other employer that has a division or branch that engages in a Competitive Business shall not alone be deemed a violation of this Section 6.04, so long as the Executive does not personally participate or otherwise engage in the Competitive Business or work in or assist the division or branch that engages in the Competitive Business.

         Loscalzo and WL each acknowledge that a violation of any of the covenants contained in this Section 6.04 may cause irreparable injury to SmartPros and that money damages would not provide an adequate remedy to SmartPros, and therefore, SmartPros shall, in addition to, and not in lieu of, any other rights and remedies available to any of them under law or in equity, have the right and remedy to have the covenant set forth in this Section 6.04 specifically enforced by any court of competent jurisdiction.

         In the event the covenants contained in this Section 6.04 should be held by any court or other duly constituted judicial authority to be void or otherwise unenforceable in any particular jurisdiction or with respect to any particular activity or with respect to the period of restraint, then such covenants so affected shall be deemed to have been amended and modified so as to eliminate therefrom the particular jurisdiction or activity as to which such covenants are so held to be void or otherwise unenforceable or to reduce the period of restraint, and, as so modified and as to all other jurisdictions and activities covered hereby, the terms and provisions hereof shall remain in full force and effect.

         6.05 LEASE OF PREMISES. At Closing, Loscalzo shall cause 130 Monmouth to enter into a lease with the Company for the premises at 130 Monmouth Street, Red Bank, New Jersey (the

"Premises") in the form of Exhibit C hereto (the "Lease"). The Company's payment and performance under the Lease shall be guaranteed by SmartPros.

         6.06 REPAYMENT OF MORTGAGE. Loscalzo shall, prior to the Effective Time, cause 130 Associates to repay to the Company the entire principal amount and accrued interest of the mortgage on the Premises held by the Company.

         6.07 EMPLOYEE MATTERS. (a) With respect to each employee of the Company, SmartPros shall take into account the period of continuous employment with the Company solely (i) for the purpose of applying the waiting period requirements (or any similar provisions) under any group health, accident or life insurance plan maintained or sponsored by or contributed to by SmartPros under which coverage of all employees of the Company will be provided as of the Closing Date, (ii) for purposes of applying the participation and vesting requirements (but not for purposes of determining the extent of benefit accrual) under SmartPros' pension, 401(k) savings, health and welfare, disability benefit, executive compensation, incentive and bonus plans, programs or arrangements and (iii) for purposes of determining vacation entitlement in accordance with the express terms of SmartPros' vacation policies as may exist for time to time. SmartPros shall not recognize the period of employment of any employee of the Company under any other plan or arrangement maintained by SmartPros or for any purposes other than as described above.

              (b) Notwithstanding anything to the contrary contained herein, SmartPros may (i) unilaterally change the salary (either by increase or decrease) and/or the title and duties of any employee of the Company at any time after the Closing Date and (ii) at SmartPros' sole discretion, change or eliminate any of the plans, policies or arrangements of SmartPros applicable to the employees of the Company, including, without limitation, the plans, policies and arrangements of SmartPros referred to in this Section 6.07.

              (c) With respect to any employee of the Company on or prior to the Closing Date, SmartPros and Loscalzo hereby agree as follows:

                  (i) Any health, accident and other employee welfare benefit claims of such employee and their eligible dependents to the extent such claims are incurred on or before the Closing Date and are covered and not excludable under the applicable employee plan of the Company, regardless of when any such claim is submitted for payment, shall be treated as a Liability arising on or before the Effective Time. For purposes of this Section 6.07(c), a health or accident claim shall be deemed to have been incurred when the event or condition that is the subject of the claim occurred and treatment is sought;

                  (ii) Any worker's compensation benefits, occupational disease claims and employer liability claims (collectively "Comp Claims") shall be treated as a Liability arising before the Effective Time if the event which caused the injury or illness upon which the Comp Claim is based occurred prior to the Closing Date;

                  (iii) Any other employment-related claim shall be treated as a Liability arising before the Effective Time if the event upon which the claim is based occurred prior to the Closing Date; and

                  (iv) Any obligation for vacation pay entitlements for periods ending at the Effective Time shall be treated as a Liability arising before the Effective Time. There shall be included as part of the Estimated ETNA and the Net Assets Statement the Vacation Accrual. Promptly following the Closing, SmartPros shall pay, or shall cause the Company to pay, to the Company's employees all accrued and unused vacation time carried over from years prior to 2008, to the extent reflected in the Vacation Accrual less any required withholding taxes, and SmartPros or the Company shall also pay or remit to the applicable Governmental Entity any re-lated payroll Taxes associated with such accrued vacation payments. SmartPros and the Company shall recognize the entitlement of the employees to paid vacation time, accrued and unused by them for calendar year 2008 through the Effective Time, to the extent reflected in the Vacation Accrual, and shall permit the employees to take such paid vacation time in 2008 after the Closing in accordance with their already scheduled vacation plans, if applicable, and otherwise as shall be scheduled with SmartPros' approval in accordance with SmartPros' customary vacation policy. Any such accrued vacation time not taken in 2008 shall be forfeited to the extent SmartPros' customary vacation policy so provides, and SmartPros shall so advise the employees promptly following the Closing. Any employee whose employment with SmartPros terminates on or before December 31, 2008, whether with or without cause, shall be paid for any remaining unused 2008 vacation time that accrued prior to the Effective Time and was included within the Vacation Accrual. Vacation entitlements after the Effective Time shall accrue in accordance with SmartPros' vacation policy and shall be for SmartPros' account.

              (d) Prior to the Closing Loscalzo, in her capacity as president of the Company and trustee of the Plan, shall cause the Company to adopt appropriate resolutions to freeze and terminate the Plan in accordance with the terms of the Plan and applicable Law. Within thirty (30) days of the Closing Date Loscalzo shall apply to the IRS for a determination letter in connection with the Plan termination, and Loscalzo shall be responsible for the costs of the application and making any required Form 5500 filings pending receipt of the IRS determination letter. The vested account balances of the participants shall be distributed to them after the Closing in accordance with the terms of the Plan and applicable Law upon receipt of the IRS determination letter, if applicable, or at such other time as Loscalzo shall determine, pending which Loscalzo shall remain as sole trustee of the Plan. SmartPros maintains a 401(k) savings plan ("Buyer's

Savings Plan"). SmartPros agrees that Buyer's Savings Plan will accept rollovers (including direct rollovers pursuant to Section 401(a)(31) of the Code), from or with respect to, any Company employee of any "eligible rollover distribution" (within the meaning of Section 401(a)(31) of the Code) from the Company's Plan at any time after the Closing Date, subject to the Company providing SmartPros with satisfactory evidence that the distributing plan meets the requirements for qualification under Section 401(a) of the Code in form and in operation and distributions may properly be made from such Plan in accordance with applicable law. Except as provided above, neither SmartPros nor the Buyer's Savings Plan shall assume responsibility for accrued benefits or accounts under any qualified employee plan maintained by the Company prior to the Closing Date.

              (e)  None of  SmartPros,  Loscalzo  or the  Company  intends  this
Section 6.07 to create any rights or interest except as among them, and no present or future employees of either party (or any dependents of such employees) will be treated as third party beneficiaries in or under this Agreement.

         6.08 AUDIT PACKAGES. Within twenty (20) days after the Closing Date, Loscalzo shall provide SmartPros with such information, or shall use her reasonable best efforts to obtain such information, if such information is not in her or the Company's possession, as may be reasonably necessary or desirable to enable SmartPros to prepare financial statements for the Company in accordance with GAAP as at December 31, 2007 and June 30, 2008 and for the years ended December 31, 2007 and 2006 and the six months ended June 30, 2008 (collectively, the "Financial Statements"). Loscalzo and WL shall be actively involved in preparing the Financial Statements and shall be afforded the opportunity to meet with representatives of HRR, the firm who will be auditing the Financial Statements. Upon completion of the audit to her satisfaction, which shall be determined in good faith, Loscalzo agrees to execute and deliver such letters, documents and certificates, including management certifications and "rep" letters, as HRR shall reasonably request in order that they may issue their audit report. The audits shall be conducted at the sole cost and expense of SmartPros and, except as set forth in Section 2.04 with respect to the 2007 Audit Report, the results of such audits shall be for SmartPros' purposes only and shall have no effect on the Consideration.

         6.09 CONVERSION OF P.A. Concurrently with the Closing, Loscalzo shall sign and cause to be filed with the New Jersey Department of Treasury, Commercial Recording Division, on behalf of the Company a certificate of amendment to the Company's certificate of incorporation, in the form of EXHIBIT E, which shall change the Company's name to "Loscalzo Associates Ltd." and provide that effective immediately, the Company is converted from a professional service corporation service to a business corporation operating under the New Jersey Business Corporation Act, N.J.S.A. 14A:1-1 ET SEQ., exclusive of the provisions of the P.A. Act. Promptly upon the Closing, Loscalzo shall also sign and file evidence of the name change with the corporate filing office of the Commonwealth of Pennsylvania and shall at the same time notify the state boards of accountancy in the States of New Jersey and New York and the Commonwealth of Pennsylvania about the name change and the Company's conversion from a professional service accounting firm to a regular business corporation. All out-of-pocket costs and expenses of such filings and notifications, together with any additional filings and notifications that may be required in the same or any other jurisdictions in connection with the Company's name change and conversion, shall be borne and paid by Loscalzo and not by SmartPros.

         6.10 MISCELLANEOUS. (a) As soon as reasonably practicable, the Company shall sell the Lexus ES300 that it owns and within ten (10) days of its receipt of the proceeds from such sale, remit 50% of the net proceeds to Loscalzo as additional purchase price for the Stock.

              (b) The Company shall obtain a "tail" for its professional liability policy as in effect immediately prior to the Closing, covering pre-Effective Time acts and omissions, for such period as Loscalzo shall specify. Loscalzo shall reimburse the Company for the cost of such extension.

                                   ARTICLE VII
                                   -----------

              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SMARTPROS

         The obligations of SmartPros pursuant to this Agreement are subject to the satisfaction at the Closing of each of the following conditions; provided, however, that SmartPros may, in its sole discretion, waive any of such conditions in writing and proceed with the transactions contemplated hereby.

         7.01 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Loscalzo contained in this Agreement or any other document delivered by the Loscalzo to SmartPros at the Closing in connection with this Agreement shall be true and correct in all material respects on and as of the Closing Date.

         7.02 PERFORMANCE OF AGREEMENTS. Loscalzo shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by her on or before the Closing Date pursuant to this Agreement.

         7.03 LITIGATION, ETC.

              (a) No claim, action, suit, proceeding, arbitration, or hearing or notice of hearing shall be pending (and no action or investigation by any governmental authority shall be threatened) which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

              (b) No law, regulation or governmental decree shall have been adopted or promulgated after the date hereof, the enforcement of which would materially adversely affect the assets, properties, financial condition, results of operations, properties, business or prospects of the Company, taken as a whole; and no law, regulation or governmental decree shall have been adopted or promulgated after the date hereof, the enforcement of which would materially adversely affect the ability of SmartPros to consummate the transactions contemplated by this Agreement.

         7.04 EMPLOYMENT AGREEMENTS. Each of the Employment Agreements shall have been executed and delivered by Loscalzo and WL, respectively.

         7.05 APPROVALS; CONSENTS. All material approvals, consents, waivers, filings, registrations, permits, authorizations or other actions by or from Governmental Entities which are required in connection with the consummation of the transactions contemplated by this Agreement or on account of the change in ownership of the Company, as and to the extent set forth on Schedule 7.05, shall have been obtained or made.

         7.06 GOOD STANDING CERTIFICATES. SmartPros shall have received certificates of the Secretaries of State (or other applicable office) in the jurisdiction in which the Company is organized and in those jurisdictions in which the Company is qualified to do business, dated as of a date not more than ten (10) days prior to the Closing Date, certifying as to the good standing of the Company in each such jurisdiction.

         7.07 PREMISES LEASE. The Lease shall have been executed and delivered by 130 Associates and the Company.

         7.08 ESCROW AGREEMENT. The Escrow Agreement shall have been executed and delivered by Loscalzo and the Escrow Agent.

                                  ARTICLE VIII
                                  ------------

                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                                   OF LOSCALZO

         The obligations of Loscalzo under this Agreement are subject to the satisfaction at the Closing of each of the following conditions; provided, however, that Loscalzo acting in her sole discretion may waive any of such conditions in writing and proceed with the transactions contemplated hereby.

         8.01 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of SmartPros contained in this Agreement or any other document delivered by SmartPros to Loscalzo at the Closing in connection with this Agreement shall be true and correct in all material respects on and as of the Closing Date.

         8.02 PERFORMANCE OF AGREEMENTS. SmartPros shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by SmartPros on or before the Closing Date pursuant to this Agreement.

         8.03 LITIGATION, ETC.

              (a) No claim, action, suit, proceeding, arbitration or hearing or notice of hearing shall be pending (and no action or-investigation by any governmental authority shall be threatened) which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

              (b) No law, regulation or governmental decree shall have been adopted or promulgated after the date hereof, the enforcement of which would materially adversely affect the ability of Loscalzo to consummate the transactions contemplated by this Agreement.

         8.04 EMPLOYMENT AGREEMENTS. The Employment Agreements shall have been executed and delivered by SmartPros.

         8.05 ESCROW AGREEMENT. The Escrow Agreement shall have been executed and delivered by SmartPros and the Escrow Agent.

         8.06 PREMISES LEASE. The Lease shall have been executed and delivered by SmartPros as guarantor.

                                   ARTICLE IX
                                   ----------

                                 INDEMNIFICATION

         9.01 INDEMNIFICATION BY LOSCALZO. Loscalzo hereby covenants and agrees with SmartPros that Loscalzo shall reimburse and indemnify SmartPros and its respective successors and assigns (individually an "Indemnified Party") and hold them harmless from, against and in respect of any and all Losses incurred by any of them due to, arising out of, or in connection with, (i) a breach of any of the representations, warranties, covenants or agreements made by Loscalzo in this Agreement, or (ii) any Pre-Closing Liability (as defined below) or (iii) any Losses arising in connection with the Plan regardless of whether such Losses arise prior or subsequent to the Effective Time or (iv) any amounts due and payable by Loscalzo to the Escrow Agent pursuant to Section 2.02 hereof. As used in this Article IX, "Pre-Closing Liability" means any Liability of the Company or Loscalzo, fixed or contingent, known or unknown, arising before the Closing that was not included in the determination of the Net Assets Statement, except for (i) Liabilities, including Liabilities for Taxes, accrued expenses and trade accounts payable, arising from or incurred in respect of the operations of the Company in the ordinary course of business between the Effective Time and the Closing Date and which are intended to be for the account and at the expense of SmartPros in accordance with Section 2.05; and (ii) Liabilities consisting of executory obligations for payment or performance, including executory obligations under the Lease and other Contracts, accruing in respect of or intended to be performed in any period following the Effective Time.

         9.02 INDEMNIFICATION BY SMARTPROS. SmartPros hereby covenants and agrees with Loscalzo that it shall reimburse and indemnify her and her respective successors and assigns (also individually an "Indemnified Party") and hold them harmless from, against and in respect of any and all Losses incurred by any of them due to, arising out of, or in connection with, (i) a breach of any of the representations, warranties, covenants or agreements made by SmartPros in this Agreement, or (ii) the operation of the Company or the business of the Company from and after the Closing Date or (iii) any amounts due and payable by SmartPros to the Escrow Agent pursuant to Section 2.02 hereof.

         9.03 INDEMNIFICATION PROCEDURES.

              (a) A claim for indemnification for any matter not involving a Third Party Claim (as defined below) may be asserted by written notice to the party from whom indemnification is sought stating in reasonable detail the nature of the claim and the amount claimed or demanded therewith within ten (10) business days after first having actual knowledge of the matter; provided that no failure to provide such written notice shall excuse the indemnifying party from any of its obligations under this Article IX except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. Any dispute with respect to such claim shall be resolved in accordance with Section 10.10 below.

              (b) In the event that any proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under this Article IX (regardless of the limitations set forth herein) (each, a "Third Party Claim"), the Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by such indemnity to be forwarded to the indemnifying party. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. The indemnifying party shall have the right, at its sole expense and with counsel of its choice, to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, including but not limited to asserting claims and affirmative defenses and impleading or pursuing claims against other Persons who may have been responsible for all or part of the Losses associated with such Third Party Claim, provided that no settlement shall be effected by the indemnifying party without the consent of the Indemnified Party unless it solely involves the payment of money by the indemnifying party and contains a complete release of the Indemnified Party with respect to such Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

         9.04 OFFSET FOR THIRD-PARTY RECOVERIES. In determining an Indemnified Party's Losses subject to indemnification under this Article IX, such Losses shall be determined after subtracting any insurance proceeds or other recoveries actually received from any third party by the Indemnified Party with respect to such Losses, less (in the case of insurance proceeds) any applicable policy deductibles, and in each case less reasonable out-of-pocket fees and expenses incurred by the Indemnified Party in recovering such amounts.

         9.05 LIMITATIONS. (a) Loscalzo shall not be required to indemnify SmartPros or any related Indemnified Party against Losses for any breaches of representations or warranties made in Articles III and IV unless and until the aggregate amount of all Losses from all breaches of representations and warranties by Loscalzo exceeds the sum of $20,000 in the aggregate; PROVIDED, HOWEVER, in the event Losses exceed $20,000 Loscalzo shall be responsible for 100% of the Losses.

              (b) Loscalzo shall not be required to indemnify SmartPros or any related Indemnified Party to the extent Losses exceed $2.9 million in the aggregate, except as provided in Section 9.05(c).

              (c) Notwithstanding anything contained to the contrary in Section 9.05(a) or 9.05(b) above, Loscalzo shall be required to indemnify SmartPros for 100% of the Losses incurred by SmartPros resulting from: (i) a breach of any representation or warranty in Sections 3.01 (Ownership), 3.02 (No Liens), 4.06 (Accounts Receivable), 4.09 (Taxes and Tax Returns) or 4.19 (Finder); (ii) fraud or willful malfeasance on the part of Loscalzo; or (iii) a breach of any covenant or agreement contained in Article VI.

              (d) Any amount to which SmartPros is entitled under Section 9.01 shall first be made as a payment to SmartPros from the funds deposited with the Escrow Agent in accordance with the terms of the Escrow Agreement until such funds have been exhausted and then directly from Loscalzo.

         9.06 EXCLUSIVE REMEDY. Following the Closing, and except in the case of
(i) demonstrated fraud or willful malfeasance, or (ii) breach of any of the provisions of Article VI, indemnification as provided in this Article IX shall be the sole and exclusive remedy of Loscalzo and SmartPros and each of their respective Indemnified Parties; PROVIDED, HOWEVER, that this exclusivity provision shall not be deemed a waiver by any party of any right to specific performance or injunctive relief. Any indemnification payments made pursuant to this Article IX shall be treated for all Tax purposes as adjustments to the Consideration.

                                    ARTICLE X
                                    ---------

                               GENERAL PROVISIONS

         10.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS. The representations and warranties contained in this Agreement shall survive the closing of the transactions contemplated by this Agreement until July 3, 2011; PROVIDED, HOWEVER, that the representations and warranties relating to federal, state local and foreign Tax obligations of the Company shall survive for the period of the applicable statute of limitations with respect thereto. If any claim for indemnity has been timely made but has not been resolved by the parties prior to the expiration of the applicable time period of survival then, and in such event, such claim shall survive until finally resolved, but otherwise no claim for indemnity shall be made or asserted after the expiration of the applicable time period of survival.

         10.02 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, and except as may be otherwise expressly provided elsewhere in this Agreement, all costs and expenses incurred by SmartPros in connection with this Agreement and the transactions contemplated hereby (including all legal fees) shall be paid by SmartPros and all costs and expenses incurred by Loscalzo in connection with this Agreement and the transactions contemplated hereby (including all legal fees) shall be paid by Loscalzo.

         10.03 NOTICES. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) one business day following dispatch by an overnight courier service (such as Federal Express or UPS, etc.) for next business day delivery, or (c) five (5) days after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, in each case addressed as follows to the party to whom the same is so given or made:

         If to SmartPros addressed to:      12 Skyline Drive
                                            Hawthorne, New York 10532
                                            Attn: Chief Executive Officer

         with a copy to:                    Morse, Zelnick, Rose & Lander, LLP
                                            405 Park Avenue, Suite 1401
                                            New York, New York 10022
                                            Attn:  George Lander, Esq.

         If to Loscalzo addressed to:       28 Riverside Avenue
                                            Unit 11C
                                            Red Bank, New Jersey 07701

         with a copy to:                    Orloff, Lowenbach, Stifelman &
                                              Siegel, P.A.
                                            101 Eisenhower Parkway
                                            Roseland, New Jersey 07068
                                            Attn:  Alan F. Kornstein, Esq.

or to such other address as any of the parties shall hereafter notify to the other parties in writing.

         10.04 ASSIGNABILITY AND AMENDMENTS. This Agreement and the rights and obligations created hereunder shall not be assignable by any of the parties. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties.

This Agreement shall be binding upon and inure to the benefit of the parties, their successors, legal representatives and assigns.

         10.05 ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules which are a part hereof and the other writings and agreements specifically identified herein, together with the Non-Disclosure Agreement dated April 9, 2008 between the Company and SmartPros, contain the entire agreement between the parties with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments and understandings.

         10.06 WAIVERS, REMEDIES. Any condition to the performance of any party hereto which legally may be waived on or prior to the Closing Date may be waived by the party entitled to the benefit thereof. Any waiver must be in writing and signed by the party to be bound thereby. A waiver of any of the terms or 9conditions of this Agreement shall not in any way affect, limit or waive a party's rights under any other term or condition of this Agreement. Except where otherwise expressly provided in this Agreement, all remedies under this Agreement shall be cumulative and not alternative.

         10.07 COUNTERPARTS AND HEADINGS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings (including, without limitation, Article headings and Section titles) are inserted for
convenience   of   reference   only  and  shall  not  affect   its   meaning  or
interpretation.

         10.08 SEVERABILITY. If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

         10.09 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law provisions.

         10.10 DISPUTE RESOLUTION AND ARBITRATION.

              (a) Each and every controversy or claim arising out of or relating to this Agreement and/or any document executed or delivered in connection herewith shall first be addressed through good faith discussions between the parties to resolve such dispute.

              (b) Except for those matters in dispute between the parties which pursuant to the express provisions of this Agreement are to be submitted for conclusive resolution by an independent public accounting firm jointly selected by SmartPros and Loscalzo, in the event that any controversy or claim arising out of or relating to this Agreement and/or any document executed or delivered in connection herewith cannot be resolved between the parties within thirty (30) days of written notice thereof despite their good faith efforts pursuant to (a) above, such controversy or claim shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association, in New York, New York and judgment upon the award rendered in such arbitration shall be final and binding upon the parties and may be entered in any court having jurisdiction thereof. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement, which such demand shall set forth the claims to be submitted to arbitration. Notwithstanding the foregoing, this agreement to arbitrate shall not bar any party from seeking injunctive relief or other temporary relief in any court of competent jurisdiction and such relief may be sought prior to any good faith discussions between the parties to attempt to resolve such dispute. This agreement to arbitrate may be specifically enforced by a court of competent jurisdiction under the applicable law of the State of New York pertaining to arbitrations. The rules of the American Arbitration Association concerning commercial disputes shall be applicable to any such arbitration proceeding except as they may be modified by the terms of this Agreement.

              (c) The arbitrators shall have the authority and jurisdiction to enter any preliminary award that would aid and assist the conduct of the arbitration or preserve the parties' rights with respect to the arbitration as the arbitrators shall deem appropriate in their discretion. The award of the arbitrators shall be in writing and it shall specify in detail the issues submitted to arbitration and the award of the arbitrators with respect to each of the issues so submitted. The parties hereby agree that any such arbitration award shall be final and binding on all parties hereto, and shall be enforceable by any court of competent jurisdiction.

              (d) Counsel to the parties in connection with the negotiation of and consummation of the transactions under this Agreement shall be entitled to represent their respective party in any and all Proceedings under this Section or in any other Proceeding. The parties hereto waive the right and agree they shall not seek to disqualify any such counsel in such Proceedings for any reason, including but not limited to the fact that such counsel or any member thereof may be a witness in any such Proceedings or possess or have learned of information of a confidential or financial nature of the party whose interests are adverse to the party represented by such counsel in any such Proceedings.

         10.11 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         10.12 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall be deemed to confer rights on any Person or to indicate that this Agreement has been entered into for the benefit of any Person other than the parties hereto.

         10.13 FURTHER ASSURANCES. At any time after the Closing Date, each party shall upon the reasonable request of the other party, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                 SMARTPROS LTD.


                                 By:
                                     -----------------------
                                     Allen S. Greene,
                                     Chief Executive Officer


                                 ------------------------
                                 Margaret Loscalzo



                                 ------------------------
                                 William Loscalzo
                                 (as to Sections 6.04 and 6.08 only)

                                    EXHIBIT A
                                    ---------

                                   DEFINITIONS

         The following terms used in this Agreement shall have the respective meanings set forth below.

         "CODE" means the Internal Revenue Code of 1986, as amended, or any successor Law.

         "CONFIDENTIAL INFORMATION" means Intellectual Property Rights of the Company and all information of a proprietary nature relating to the Company or its business, excluding any information that (a) as of the date hereof, is in the public domain; or (b) after the date hereof enters the public domain through no wrongful action or inaction on the part of Loscalzo.

         "CONTRACT" means any written or oral contract, Permit, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, instrument, concession, franchise or license.

         "EE EQUITY" means the Company's general partnership interest in the real estate investment limited partnership known as "E.E. Equity Partnership, Ltd.", which interest was transferred by the Company to WL as of June 30, 2008.

         "EFFECTIVE TIME" means the effective time as of which the Closing shall be deemed to have occurred in accordance with Section 2.05, which shall be 11:59:59 p.m., Monday, June 30, 2008.

         "EMPLOYEE BENEFIT PLAN" means, with respect to any Person, (a) each plan, fund, program, agreement, arrangement or scheme providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, of such Person or the dependents or beneficiaries of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, "welfare" plan (within the meaning of Section 3(1) of ERISA), (b) each "pension" plan (within the meaning of Section 3(2) of ERISA), (c) each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and (d) each other employee benefit plan, fund, program, agreement, arrangement or scheme under which such Person has any Liability, whether direct or indirect. Notwithstanding the foregoing the payment of wages and payments made in connection with legally required benefits such as social security, unemployment insurance, workers compensation, etc. shall not be deemed to be an "Employee Benefit Plan"

         "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, or any successor federal Law, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

         "GAAP" means United States generally accepted accounting principles employed in the United States.

         "GOVERNMENTAL ENTITY" means any national, federal, state, county, local, Canadian, or other foreign court, tribunal, arbitral body, arbitrator, administrative agency or commission or other governmental or regulatory authority or instrumentality.

         "INTELLECTUAL PROPERTY" means all intangible and intellectual property owned by the Company or licensed to the Company including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, fictitious business names (d/b/a's), service marks, service mark applications, registered copyrights, copyright applications, URL's, domain names, know-how, trade secrets, proprietary processes and formulae, Confidential Information, franchises, licenses, customer lists, inventions, instructions, marketing materials, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records.

         "INTELLECTUAL   PROPERTY  RIGHTS"  means  all  rights  in  Intellectual
Property.

         "IRS" means the Internal Revenue Service of the United States.

         "LAW" means any law (both common and statutory law and civil and criminal law), treaty, convention, rule, directive, legislation, ordinance, regulatory code (including, without limitation, statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations) or similar provision having the force of law or an order of any Governmental Entity or any self regulatory organization.

         "LIABILITY" means any actual or potential liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

         "LOSSES" means any and all out-of-pocket losses, claims, shortages, damages, Liabilities and expenses (including reasonable attorneys' and accountants' and other professionals' fees and litigation expenses and the costs of enforcement of any and all indemnification claims under ARTICLE IX), arising from or in connection with any such matter that is the subject of indemnification under ARTICLE IX, whether or not foreseeable; provided, however, "Losses" shall not include any amount constituting consequential, exemplary or punitive damages, except in the case of a breach of any of the provisions of
Article VI.

         "130 MONMOUTH" means 130 Monmouth Street, LLC.

         "P.A. ACT": As defined in Section 3.04.

         "PERMITS" means all permits, licenses, authorizations, filings or registrations, franchises, approvals, certificates (including certificates of need), exemptions, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

         "PERSON" shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

         "PROCEEDINGS" means actions, suits, claims, reviews, and investigations and legal, administrative or arbitration proceedings.

         "STRADDLE PERIOD" means, with respect to the Company, any Tax Period that begins before and ends after the Closing Date.

         "STUB PERIOD" means a Tax Period beginning before the Closing Date and ending on the Closing Date.

         "TAX" OR "TAXES" means,  with respect to any entity,  any Liability for
(a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any Governmental Entity (domestic or foreign) on such entity (if any); and (b) any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

         "TAX PERIOD" means, with respect to any Tax, the taxable year or other period for which the Tax is reported in accordance with applicable Tax Laws.

         "TAX RETURNS" means federal, state, local and foreign returns, reports, statements, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, including any amendment thereof.

         "TREASURY REGULATIONS" means the final, temporary or proposed (as the case may be) Treasury Regulations promulgated under the Code.

         "VACATION ACCRUAL" means the amount to be reflected as an accrued expense within the Estimated EDNA and the Net Assets Statement, representing accrued and unused vacation entitlements of the Company's employees for the period January 1, 2008 through the Effective Time, plus any accrued and unused vacation entitlements carried over from prior calendar years, inclusive in each case of the employer's share of FICA, FUTA and any other applicable payroll Taxes on such amounts.


                                      -3-